Exhibit 10.1

EXECUTION COPY

Confidential

ASSET PURCHASE AGREEMENT

by and among

CORE EDUCATION AND CONSULTING SOLUTIONS, INC.,

and

THE PRINCETON REVIEW, INC.

Dated as of December 27, 2008

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4.21	Definition of Seller’s Knowledge	23
4.22	Specified Customers	23
4.23	Notes and Accounts Receivable	23
4.24	Powers of Attorney	23
4.25	Insurance	23
4.26	Product Warranty	23
4.27	Product Liability	23
4.28	Ethical Practices	24
4.29	Solvency	24
4.30	Transactions with Affiliates	24

ARTICLE V - ADDITIONAL AGREEMENTS		24
5.1	Conduct of Business Pending the Closing	24
5.2	Advice of Changes	25
5.3	Third Party Consents and Regulatory Approvals	26
5.4	Access to Information	27
5.5	Employment and Benefit Matters	27
5.6	Taxes	28
5.7	Additional Agreements	29
5.8	Publicity	29
5.9	Employee Assignments	29
5.10	Injunction	29

ARTICLE VI - CONDITIONS PRECEDENT		29
6.1	Conditions to Each Party’s Obligations	29
6.2	Conditions to the Obligations of Buyer	30
6.3	Conditions to the Obligations of Seller	31
6.4	Frustration of Closing Conditions	31

ARTICLE VII - INDEMNIFICATION		31
7.1	Survival of Representations and Warranties	31
7.2	Indemnification by Seller	32
7.3	Limits on Indemnification	33
7.4	Indemnification by Buyer	33
7.5	Defense Against Claims by Third Parties	34
7.6	Right of Offset	34
7.7	Remedies	34
7.8	Attorney Fees	35

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		35
8.1	Termination	35
8.2	Effects of Termination	35
8.3	Amendment	36
8.4	Extension; Waiver	36

ARTICLE IX - MISCELLANEOUS		36
9.1	Expenses	36
9.2	Notices	36
9.3	Interpretation	37
9.4	Counterparts	37
9.5	Entire Agreement	38

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9.6	Governing Law; Jurisdiction and Venue	38
9.7	Severability	38
9.8	Assignment; Reliance of Other Parties	38
9.9	Specific Performance	38
9.10	Consents and Approvals	38
9.11	Waiver of Jury Trial	39

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 27, 2008, by and among Core Education and Consulting Solutions, Inc., a Tennessee corporation (“Buyer”) and The Princeton Review, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller conducts the Business (as defined below);

WHEREAS, Buyer desires to purchase all of the assets of the Business set forth on Schedule 2.1 and assume the liabilities of Seller arising from or otherwise related to the Business set forth on Schedule 2.3, and Seller desires to sell such assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Allocation” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Arbiter” shall have the meaning ascribed thereto in Section 2.5(b)(iii) hereof.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 2.3 hereof.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business” shall mean Seller’s “K-12 division” through which Seller provides formative assessment and intervention products and services to K-12 schools in the United States.

“Business Benefit Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“Business Copyrights” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

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“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the Commonwealth of Massachusetts.

“Business Domain Names” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Business Employees” shall have the meaning ascribed thereto in Section 5.5(a) hereof.

“Business Financial Statements” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Business Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(c)(ii) hereof.

“Business IP Agreements” means written (a) licenses of Business Intellectual Property Assets by Seller to any third party, (b) licenses of Business Intellectual Property Assets by any third party to Seller, (c) agreements between Seller and any third party relating to the development of material Business Intellectual Property Assets, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Seller’s Internet web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Business Intellectual Property Assets.

“Business IT Assets” mean the IT Assets owned by Seller, or in which Seller has an exclusive license that are used in the Business.

“Business Marks” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Business Material Adverse Effect” shall mean, with respect to the Business, a change, event or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of the Business taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which Seller conducts the Business; provided, that such changes do not affect the Business in a materially disproportionate manner, (iii) changes in GAAP that generally affect industries in which Seller conducts the Business; provided, that such changes do not affect the Business in a materially disproportionate manner, (iv) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (v) the identity of Buyer or any of its Affiliates as the acquiror of the Business, (vi) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Buyer, or (vii) the termination by employees of their employment with Seller, or (b) any decline in the market price, or change in trading volume, of the capital stock of Seller.

“Business Patents” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Business Permits” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Business Software” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

“Business Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(b)(vii) hereof.

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“Business Websites” means the websites which reside at the URL addresses (i) www.theprincetonreviewk12.com, (ii) www.asc.princetonreview.com, and (iii) www.ftp.homeroom.com.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer Disclosure Schedule” shall have the meaning ascribed thereto in Article III hereof.

“Buyer Indemnitees” shall have the meaning ascribed thereto in Section 7.2 hereof.

“Buyer Material Adverse Effect” means, with respect to Buyer, an effect, event or change that has a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement.

“Buyer’s Advisors” shall have the meaning ascribed thereto in Section 3.4 hereof.

“CERCLA” shall have the meaning ascribed thereto in Section 4.17 hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Date Balance Sheet” shall have the meaning ascribed thereto in Section 2.5(b)(ii) hereof.

“Closing Date Net Working Capital” shall have the meaning ascribed thereto in Section 2.5(b)(i) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of July 1, 2008.

“Contract Adjustment” shall have the meaning ascribed thereto in Section 2.5(c) hereof.

“Copyrights” shall mean mask works, rights of publicity, and copyrights in works of authorship of any type, in any medium and whether or not completed, published, or used, including without limitation compilations, databases, drafts, plans, sketches, layouts, copy, designs, artwork, printed or graphic matter, promotions, video, films, photographs, illustrations, slides, musical compositions, mechanicals, audio and video recordings and other audiovisual works, transcriptions, and Software, and derivative works, translations, adaptations, or combinations of any of the foregoing, registrations and applications for registration thereof throughout the world, and all material unregistered copyrights and all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Domain Names” shall mean all URL registrations for Internet websites.

“Effect” shall have the meaning ascribed thereto in the definition of Business Material Adverse Effect.

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“Encumbrances” shall mean and include any and all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, charges, restrictions on transfers or conditional sales agreements.

“Environmental Laws” shall mean any applicable federal, state, or local statute, regulation, ordinance, permit, judgment, order, or rule of common law now in effect relating to the (a) generation, storage, transportation, disposal, emissions, discharges, Release or threatened Release of Hazardous Substances, or (b) otherwise relating to the protection of the environment and/or public health.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning ascribed thereto in Section 2.4 hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substances” shall mean all (a) petroleum and petroleum products, including crude oil and any fractions thereof, the storage, Release, or disposal of which are regulated under any Environmental Laws; (b) solid, hazardous, dangerous or toxic chemicals, materials, wastes or substances, within the meaning of and regulated by any Environmental Laws; (c) radioactive materials; (d) asbestos-containing materials that represent a health hazard; and (e) polychlorinated biphenyl.

“Hired Employees” has the meaning ascribed thereto in Section 5.5(a) hereof.

“Indemnification Cap” shall have the meaning ascribed thereto in Section 7.3(b) hereof.

“Indemnitees” shall have the meaning ascribed thereto in Section 7.4 hereof.

“Indemnitor” shall have the meaning ascribed thereto in Section 7.5 hereof.

“Identified Employees” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Initial Purchase Price” shall have the meaning ascribed thereto in Section 2.5(a) hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(c)(i) hereof.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) and all associated documentation.

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“Key Employee” shall mean, as of the date hereof, each of the Business’ (i) Chief Financial Officer, (ii) General Manager and (iii) Vice President of Content Development.

“Legitimate Business Purpose” shall mean in connection with (in each case for the period prior to the Closing Date) (i) the preparation of financial statements, (ii) any filing with or investigation, inquiry or request for information by a Governmental Authority (including, without limitation, relating to an audit or any proceeding), or (iii) a party’s compliance with applicable laws and regulations.

“Liability” and “Liabilities” shall mean any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Local Transfer Documents” shall have the meaning ascribed thereto in Section 2.8(a) hereof.

“Losses” shall have the meaning ascribed thereto in Section 7.2 hereof.

“Marks” shall mean trademarks, service marks, trade dress, logos, trade names, corporate names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Material Contracts” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Measurement Date” shall have the meaning ascribed thereto in Section 2.5(c) hereof.

“Minimum Basket” shall have the meaning ascribed thereto in Section 7.3(a) hereof.

“Net Working Capital” shall have the meaning ascribed thereto in Section 2.5(b)(v) hereof.

“Net Working Capital Purchase Price Adjustment” shall have the meaning ascribed thereto in Section 2.5(b)(iv) hereof.

“New York Courts” shall have the meaning ascribed thereto in Section 9.6 hereof.

“Noncompetition Agreement” shall mean the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit F.

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past practices (including with respect to quantity and frequency).

“Patents” shall mean all patents and patent applications (including utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) and registered design and registered design applications and all rights in connection therewith in any country, and including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Encumbrances” shall mean (i) Encumbrances for current Taxes not yet due and payable, (ii) Encumbrances on a landlord’s interest in the subject premises and (iii) a lessor’s interest in a subject property.

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“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity or any Governmental Authority.

“Post-Closing Tax Period” shall have the meaning ascribed thereto in Section 5.6(b) hereof.

“Potential Non-Assigned Contract(s)” shall have the meaning ascribed thereto in Section 2.5(c) hereof.

“Pre-Closing Tax Period” shall have the meaning ascribed thereto in Section 5.6(b) hereof.

“Prospective Buyer Employees” shall have the meaning ascribed thereto in Section 5.5(a) hereof.

“Purchased Assets” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchased Contracts” shall mean all rights existing under all contracts, agreements or arrangements that relate to the Business to which Seller is a party, all as set forth on Schedule 2.1 hereof.

“Release” shall have the meaning set forth in CERCLA.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller and Buyer.

“Restricted Customer Contract” shall have the meaning ascribed thereto in Section 2.5(c) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Section 1060 Forms” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Common Stock” shall mean Seller’s Common Stock, $0.01 par value per share.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Seller Indemnitee” shall have the meaning ascribed thereto in Section 7.4 hereof.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 4.8 hereof.

“Seller Specified Account” shall mean the bank account specified by Seller in writing at least one (1) day prior to the anticipated Closing Date.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Significant Customer” shall have the meaning ascribed thereto in Section 4.22 hereof.

“Software” shall mean computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

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“Statement of Net Working Capital Adjustment” shall have the meaning ascribed thereto in Section 2.5(b)(iii) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additions attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trade Secrets” shall mean trade secrets, know how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Transaction Related Document” shall mean the License Agreements, the Noncompetition Agreement and Transition Services Agreement attached hereto as exhibits, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Non-Competition, Non-Solicitation and Confidentiality Agreement and all other certificates and agreements delivered pursuant to the terms hereof.

“U.S.” shall mean the United States of America.

ARTICLE II - PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and Seller shall sell, convey, assign,

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transfer and deliver, to Buyer, free and clear of any Encumbrances (except for any Permitted Encumbrances) by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of the rights, titles and interests of Seller in, to and under all of the assets, properties and rights (of every kind and description) other than Excluded Assets that (i) are owned or licensed by Seller as of the Closing Date and (ii) relate to or are used in connection with the Business, all as set forth on Schedule 2.1 (the “Purchased Assets”).

2.2 Excluded Assets. Notwithstanding Section 2.1 above, the assets set forth on Schedule 2.2 are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing Buyer shall pay, discharge and perform when due, as appropriate, Liabilities relating to or otherwise in connection with the Purchased Assets all as set forth on Schedule 2.3 (individually and collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Notwithstanding Section 2.3 above, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, the following Liabilities other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”):

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) all Liabilities under the Business Benefit Plans;

(c) any and all Liabilities which are not an Assumed Liability;

(d) Seller’s obligation to provide vacation time, vacation pay to Hired Employees prior to Closing, bonuses for Hired Employees for periods prior to Closing (including Kevin Howell’s bonus in connection with the Closing), and all other Liabilities relating to Hired Employees prior to Closing;

(e) all Liabilities and the cost of all remedial action, if any, relating to or arising out of the Townsend litigation described on Section 4.7 of the Seller Disclosure Schedule or any other litigation brought against Seller and/or Buyer, if any, arising from the same or similar facts and occurring prior to Closing;

(f) all Liabilities related to the items set forth on Section 4.9 of the Seller Disclosure Schedule; and

(g) the Liabilities associated with the employment arrangements described in Section 4.13(f) of the Seller Disclosure Schedules.

2.5 Purchase Price.

(a) Subject to the post-Closing adjustment pursuant to Section 2.5(b) hereof and other terms and conditions set forth in this Agreement, on the Closing Date, (i) Buyer shall deposit in the Seller Specified Account by wire transfer $9,500,000 in immediately available funds (the “Initial Purchase Price”), (ii) Buyer shall deposit in the Seller Specified Account by wire transfer $7,500,000 in immediately available funds, and (iii) Buyer shall assume the Assumed Liabilities. Immediately thereafter, Seller shall deposit $7,500,000 in Buyer’s bank account (designated in writing by Buyer to Seller), which amount will be used by Buyer to operate the Business.

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(b) Net Working Capital Purchase Price Adjustment. The Initial Purchase Price shall be subject to increase or decrease after the Closing based on the Closing Date Net Working Capital of the Company, as follows:

(i) The Initial Purchase Price shall be increased by the dollar amount, if any, by which the Net Working Capital of the Business as of the end of the Closing Date (the “Closing Date Net Working Capital”) exceeds zero or decreased by the dollar amount, if any, by which the Closing Date Net Working Capital is less than zero.

(ii) Within one hundred eighty (180) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a balance sheet of the Business as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the form of Balance Sheet attached hereto as Exhibit E (including all adjustments reflected thereon which the parties acknowledge are not in accordance with GAAP).

(iii) Concurrently with the delivery to the Seller of the Closing Date Balance Sheet, the Buyer shall also deliver to the Seller a written statement (the “Statement of Net Working Capital Adjustment”) setting forth the Closing Date Net Working Capital based on the Closing Date Balance Sheet and showing the calculation thereof. If the Seller has any objections to the Closing Date Balance Sheet or the Statement of Net Working Capital Adjustment, the Seller shall give written notice to the Buyer, in reasonable detail, of such objections within thirty (30) days after Seller receives the Closing Date Balance Sheet and the Statement of Net Working Capital Adjustment. If the Seller does not give written notice to the Buyer of any such objections by the end of such thirty-day period, then the Statement of Net Working Capital Adjustment shall be considered final. If the Seller does give written notice to the Buyer of any such objections by the end of such thirty-day period, then the Buyer and the Seller shall work in good faith for a period of forty-five (45) days to resolve their differences, which shall include allowing each party access and review of their respective work papers and related documents. If the Buyer and the Seller are unable to resolve their differences within such forty-five-day period, then any disputed items shall be submitted for resolution to an independent nationally recognized certified public accounting firm selected by the mutual agreement of the Seller and the Buyer (the “Arbiter”), with the costs thereof to be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer, and the Arbiter shall be instructed to deliver a final Statement of Net Working Capital Adjustment to the Seller and the Buyer as soon as possible, which Statement of Net Working Capital Adjustment shall be conclusive and binding on Buyer and Seller.

(iv) If (A) the Closing Date Net Working Capital (as shown by the final Statement of Net Working Capital Adjustment) exceeds zero, then the Initial Purchase Price shall be increased dollar-for-dollar by the amount of such excess, or (B) the Closing Date Net Working Capital (as shown by the final statement of Net Working Capital Adjustment) is less than zero, the Initial Purchase Price shall be decreased dollar for dollar by the amount by which the Closing Date Net Working Capital is less than zero, in either the case of (A) or (B) (the “Net Working Capital Purchase Price Adjustment”). Not later than ten (10) days after the date on which the Statement of Net Working Capital Adjustment becomes final, the Buyer or Seller, as applicable, shall pay the amount of

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such Net Working Capital Purchase Price Adjustment to the Buyer or Seller, as applicable. If Buyer pays a Net Working Capital Adjustment to the Seller and thereafter is legally obligated to reimburse a third party for any amounts that were included as accounts receivable in the Closing Date Net Working Capital (and collected by the Buyer prior to the payment of the Net Working Capital Purchase Price Adjustment), then Seller shall reimburse Buyer for such amounts.

(v) “Net Working Capital” shall mean, with respect to the Purchased Assets and Liabilities of the Business and as of any date, (a) the sum of all assets described on the form of Balance Sheet attached hereto as Exhibit E less (b) the sum of all liabilities described on the form of Balance Sheet attached hereto as Exhibit E (except that accounts receivable shall only be included in such calculation to the extent collected within one hundred seventy eight (178) days and such amount shall not be subject to an indemnification claim under Section 4.23), in each case calculated in accordance with GAAP and in a manner consistent with the Balance Sheet attached hereto as Exhibit E (including all adjustments reflected thereon which the parties acknowledge are not in accordance with GAAP).

(c) Contract Adjustment. The parties acknowledge and agree that Schedule 2.5(c) sets forth (i) a list of all Restricted Customer Contracts (as defined below) for which consent or approval by any required third party has not been obtained by Seller on or before the Closing Date (each a “Potential Non-Assigned Contract” and collectively, the “Potential Non-Assigned Contracts”), and (ii) an amount equal to the projected annualized revenue for each such Potential Non-Assigned Contract (each, a “Potential Contract Revenue Amount”). For purposes of this Agreement, “Restricted Customer Contract” means a contract, agreement or arrangement with a customer of the Company which, as a result of the transactions contemplated by this Agreement, requires the consent or approval of a third party to transfer or assign such Restricted Customer Contract to Buyer under the express terms of such contract, agreement or arrangement. Within five (5) Business Days after the date that is sixty (60) days from the Closing Date (the “Measurement Date”), Buyer shall notify Seller in writing whether any of the Potential Non-Assigned Contracts have been terminated by a customer as a result of the consummation of the transactions contemplated by this Agreement (other than as a result of any action or inaction on the part of Buyer) (the “Adjustment Notice”); provided that if Buyer does not deliver such Adjustment Notice within the period described above then there shall be no Contract Adjustment (as defined below). The Seller shall be deemed to accept the Adjustment Notice unless the Seller delivers a notice of objection to Buyer within ten (10) Business Days following receipt of the Adjustment Notice. If the Seller provides a notice of objection to Buyer, the Seller and Buyer shall first use commercially reasonable efforts to resolve such dispute. If the parties are able to resolve such dispute, the Adjustment Notice shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within ten (10) Business Days after delivery of a notice of objection by the Seller, either party may submit the dispute to the Arbiter for resolution, which shall be subject to the procedures and limitations described in Section 2.5(b). The decision of the Arbiter shall be conclusive and binding upon all parties and shall not be subject to dispute or review. Upon acceptance by the Seller of the Adjustment Notice or resolution by the parties of any disagreement with respect thereto as provided above, Seller shall pay Buyer within five (5) Business Days one-half of the Potential Contract Revenue Amount with respect to each Potential Non-Assigned Contract listed in the agreed upon Adjustment Notice (the “Contract Adjustment”).

2.6 Allocation of Purchase Price. Within ninety (90) days following the Closing Date, Buyer shall prepare and present to Seller a written allocation of the sum of the amounts described in clauses (i) and (iii) of Section 2.5(a) (including amounts described in clause (iii) to the extent they are

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liabilities taken into account in determining Buyer’s Tax basis in the Purchased Assets), pursuant to Section 1060 of the Code and any other applicable Tax laws, among the Purchased Assets and the Noncompetition Agreement for all Tax purposes in accordance with this Section 2.6 (the “Allocation”). Within thirty (30) days following receipt of the Allocation from Buyer, Seller may notify Buyer in writing that it does not consent to the use of the Allocation prepared by Buyer, such consent not to be unreasonably withheld or conditioned, identifying with specificity those items in the Allocation with which it disagrees. If Seller fails to provide such notice within the thirty (30) day period, it shall be treated as having agreed to the Allocation prepared by Buyer. If Seller timely provides such notice, any disputed items shall be submitted to the Arbiter for resolution (the cost of which shall be equally borne by Buyer and Seller). Buyer and the Seller shall use their reasonable best efforts to cause the Arbiter to complete its resolution of such disputed items within fifteen (15) days of its appointment. If there is an adjustment to the Initial Purchase Price pursuant to Section 2.5, Buyer shall prepare and present to Seller an adjusted allocation of the purchase price (such adjusted allocation solely reflecting the adjustment to the Initial Purchase Price pursuant to Section 2.5) within fifteen (15) days of that adjustment becoming final, and the foregoing procedures shall be repeated except that the thirty (30) day time period shall be fifteen (15) days, and the adjusted allocation thereafter shall be treated as the Allocation for purposes of this Agreement. Except as otherwise required by Law, Buyer and Seller shall timely file in the manner required by applicable law all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation (whether mutually agreed to or resolved by the Arbiter) and shall refrain from taking any action inconsistent therewith.

2.7 Closing Matters.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, at 10:00 a.m. (Eastern time) on the fifth Business Day following the satisfaction or waiver of the conditions set forth in this Section 2.7 or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.”

(b) Subject to the conditions set forth in this Agreement, the Parties shall consummate the following on the Closing Date:

(i) Seller shall deliver to Buyer the Purchased Assets;

(ii) Buyer shall deposit or cause to be deposited the Initial Purchase Price in the Seller Specified Account (in accordance with the provisions of Section 2.5);

(iii) Buyer shall assume the Assumed Liabilities; and

(iv) the parties shall deliver or cause to be delivered the Local Transfer Documents (as per Section 2.8) and certificates and other documents and instruments required to be delivered by or on behalf of a party under this Section 2.7.

2.8 Local Transfer Documents.

(a) Seller and Buyer shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, or cause their respective Affiliates to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements (collectively, the “Local Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.

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(b) The Local Transfer Documents shall be in substantially the form attached hereto as Exhibit A, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

(c) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Local Transfer Document, the terms and conditions of this Agreement shall prevail.

2.9 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Contract (including all Restricted Customer Contracts described in Section 2.5(c) hereof) for the assignment thereof to Buyer as Buyer may reasonably request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights under such Purchased Contract, Seller and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce, at Seller’s expense, for the benefit of Buyer, with Buyer assuming at Seller’s expense Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer, when received, all monies received by Seller under any Purchased Contract, and Buyer shall pay, defend, discharge and perform all Assumed Liabilities under such Purchased Contracts.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Buyer hereby represents and warrants to Seller as follows:

3.1 Corporate Organization. Buyer is a Tennessee corporation validly existing and in good corporate standing under the laws of Tennessee. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation and bylaws of Buyer, copies of which have previously been made available to Seller, are true, correct, and complete copies of such documents as currently in effect.

3.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of Buyer. No corporate or similar proceedings (including shareholder action or limited partner consent) on the part of Buyer is necessary to authorize the execution,

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delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 Consents and Approvals. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and (b) as otherwise set forth in Section 3.3 of the Buyer Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults, rights or losses that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay performance by Buyer of its material obligations under this Agreement, or (C) have a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.5 Legal Proceedings. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

3.6 Ownership of Seller Common Stock. Buyer does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and shall not prior to the Closing Date beneficially own, any shares of Seller Common Stock, and is not a party, and shall not prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Seller Common Stock.

3.7 Definition of Buyer’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Buyer” or any similar phrases mean the actual and the constructive or imputed knowledge of the persons set forth on Section 3.7 of the Buyer Disclosure Schedule.

3.8 Solvency. Buyer is solvent and will not be rendered insolvent by the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its business; (iii) Buyer will have assets (calculated at fair market value) that exceed its liabilities; and (iv)

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taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms as well as other obligations of Buyer. Following the Closing, the cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.9 Financing. Based on ongoing discussions between Buyer and its lender, the Buyer has not been informed by its lender that it will not receive sufficient financing to consummate the transactions contemplated by this Agreement; provided however, that Buyer makes no guarantee to Seller with respect to the ultimate receipt of such financing.

3.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Seller acknowledges that none of Buyer, and any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to Seller in connection with the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Buyer or any other Person from Liability for fraud.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Buyer (the “Seller Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Seller hereby represents and warrants to Buyer as follows:

4.1 Corporate Organization. Seller is a corporation, validly existing and in good corporate standing under the laws of the State of Delaware. Seller is duly authorized to conduct the Business and is in good corporate standing under the laws of each jurisdiction where such qualification is required for the conduct of the Business. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation and bylaws of Seller, copies of which have previously been made available to Buyer, are true, correct, and complete copies of such documents as currently in effect.

4.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been duly and validly adopted and approved by a vote of the board of directors of Seller. The board of directors of Seller has deemed the terms and conditions of this Agreement expedient and in the best interests of Seller and, other than the consents listed on Section 4.3 of the Seller Disclosure Schedule, no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3 No Violation; Required Filings and Consents. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of,

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the Exchange Act and (b) as otherwise set forth in Section 4.3 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Seller is a party and which is applicable to the Business in any manner, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Business or any of its properties or assets in any manner.

4.4 Business Financial Statements. True and complete copies of the unaudited consolidated balance sheets of the Business for the seven most recently completed fiscal quarters beginning on March 31, 2007 and ending on September 30, 2008 and the related unaudited consolidated statements of income for such quarterly periods (the “Business Financial Statements”) have been provided to Buyer. The Business Financial Statements have been prepared consistent with GAAP and present fairly in all material respects the consolidated financial condition of the Business and consolidated results of the Business’s operations at and for the periods presented except for the absence of footnotes and year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a material effect. The Business Financial Statements are consistent with the books and records of the Seller and do not materially overstate income from operations before income taxes for the periods included therein.

4.5 Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of ThinkPanmure LLC (the “Seller’s Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller.

4.6 Absence of Certain Changes or Events. Except as disclosed in Section 4.6 of the Seller Disclosure Schedule, since November 30, 2008, (a) Seller has conducted the Business in all material respects in the Ordinary Course of Business, (b) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a material effect on the Business or any of its assets (except in the Ordinary Course of Business), Liabilities (except in the Ordinary Course of Business) or prospects, (c) Seller has not made any increase in the compensation of any employees of the Business nor has the Seller changed employment terms or deferred any wage or salary increase for any employee of the Business, (d) there has not been any change in accounting or internal control methods, practices, policies or procedures followed by Seller (other than as required by GAAP) or any increase in the bad debt reserves for the Business or any revaluation of any of the Purchased Assets, (e) Seller has not entered into any employment contract with an employee of the Business, (f) Seller has not made or pledged to make any charitable or other capital contribution from the Business, and (g) Seller has not committed to any of the foregoing.

4.7 Legal Proceedings. Section 4.7 of the Seller Disclosure Schedule sets forth each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge relating to or affecting the Business in any manner, or (b) is a party or, to the knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator which in any manner relates to or affects the Business. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller, and (ii) Seller is not subject to any

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outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which would, individually or in the aggregate, (A) prevent or delay the consummation of the transactions contemplated hereby, (B) otherwise prevent or delay performance by Seller of any of its obligations under this Agreement, or (C) have a Business Material Adverse Effect. To the Seller’s knowledge, (i) none of the employees of Seller listed in Section 4.7 of the Seller Disclosure Schedule (the “Identified Employees”) is a party to any action, suit, proceeding, hearing, or other investigation of, in, or before any arbitrator that would in any way adversely effect his or her ability to perform his or her employment duties and (ii) no such action, suit, proceeding, hearing, or investigation is threatened against any Identified Employee.

4.8 Reports. Since September 30, 2008, Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Seller SEC Reports”). Seller has made available to Buyer true, correct, and complete copies of all amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents and other instruments that previously had been filed by Seller with the SEC and are currently in effect.

4.9 Absence of Undisclosed Liabilities. Except for those Liabilities relating to or incurred in connection with the Business that are fully reflected or reserved against on the Business Financial Statements, those Liabilities that have been fully satisfied, those Liabilities incurred in the Ordinary Course of the Business or as disclosed in Section 4.9 of the Seller Disclosure Schedule, since September 30, 2008, Seller has not incurred any Liability related to or incurred in connection with the Business. To Seller’s knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Business or the Purchased Assets giving rise to any Liability.

4.10 Compliance with Applicable Laws and Reporting Requirements. Seller holds all material permits, licenses, orders, franchises, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities that are required for the operation of the Business (the “Business Permits”), and Seller is in compliance with the terms of the Business Permits and no suspension or cancellation of any Business Permit is pending or, to the knowledge of Seller, threatened. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, Seller has complied with all applicable laws and regulations relating to the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) and federal, state, local, and all foreign governments (and all agencies of each of the foregoing), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against, except for immaterial violations, and no notice, correspondence, inquiry or other communication has been received by Seller relating to the Business alleging any failure so to comply, except for possible de minimis violations. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, no investigation by any Governmental Authority with respect to the Business is pending or to Seller’s knowledge, threatened.

4.11 Title and Condition of Purchased Assets; Sufficiency.

(a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, Seller owns good title, free and clear of all Encumbrances (other than Permitted Encumbrances) to all Purchased Assets.

(b) The tangible Purchased Assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from material defects, are usable in the ordinary course of the Business and are suitable for the purposes for which they are currently being used.

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(c) Other than the Excluded Assets set forth in Schedule 2.2, the Purchased Assets and consents listed on Schedule 6.2(g) constitute all of the assets and properties of Seller and consents that are necessary to permit Buyer to carry on the Business immediately following the Closing in the same manner as presently conducted.

(d) The customer contracts set forth on Schedule 6.2(g) and all other current customer contracts of the Business that do not require consent of the customers in connection with the transactions contemplated hereby represent at least 90% of the revenue contracted to be received by the Business in calendar year 2009 from customer contracts in effect on the date hereof.

4.12 Taxes and Tax Returns.

(a) If a failure of any of the following representations to be true, accurate or complete would have an adverse consequence for the Buyer (as a result of Buyer’s purchase of the Purchased Assets), (i) Seller has (A) timely filed (or caused to be timely filed) (after taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and each such Tax Return was correct and complete in all respects; and (B) timely paid (or has caused to be timely paid on its behalf) all Taxes (whether or not shown or required to be shown on any Tax Return); (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (iii) no deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Seller as of the date hereof; and (iv) there are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

(b) Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, if a failure of any of the following representations to be true, accurate or complete would have an adverse consequence for the Buyer (as a result of Buyer’s purchase of the Purchased Assets), no examination or audit of any material Tax Return of Seller or any administrative or judicial proceeding in respect of any material amount of Tax is currently pending, or, to the knowledge of Seller, threatened, and no claim has ever been made in writing by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction, and Seller has not received any request in writing from any taxing authority to waive or extend the statute of limitations applicable to any Tax.

(c) Seller and Buyer agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

4.13 Employee Benefit Programs.

(a) Section 4.13(a) of the Seller Disclosure Schedule sets forth a list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy that is or was at any time sponsored or maintained by Seller or any Affiliate of Seller in which the current or former Business Employees participate or have a benefit (collectively, the “Business Benefit Plans”).

(b) Seller has made available to Buyer complete and accurate copies of each of the following with respect to each of the Business Benefit Plans: (i) plan document and any amendment

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thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent annual report on Form 5500 required to be filed with the IRS (if any such report was required); and (v) summary plan description.

(c) Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, each of the Business Benefit Plans, which are maintained or contributed to by Seller, is administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

(d) Each of the Business Benefit Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.

(e) Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, Seller does not provide and has not agreed to provide healthcare or any other non-pension benefits to any Business Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws).

(f) Except with respect to the agreements disclosed in Section 4.13(f) of the Seller Disclosure Schedule, Seller is not a party to any written (i) agreement with any Key Employee of Seller with respect to the Business (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such Key Employee; or (ii) any agreement, plan or other arrangement with any Key Employee of Seller that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible by Seller or Buyer under Section 280G of the Code.

4.14 Labor and Employment Matters.

(a) With respect to the Business, Seller is in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. There are not currently any material audits or investigations pending or, to Seller’s knowledge, scheduled by any Governmental Authority pertaining to the employment practices of the Business and no complaints relating to employment practices of the Business have been submitted in writing to Seller or, to Seller’s knowledge made to any Governmental Authority or court.

(b) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Seller is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, is there pending or, to the knowledge of Seller, threatened, any labor strike or lockout involving Seller. Other than as set forth on Section 4.14(b) of the Seller Disclosure Schedule, Seller is not a party to, or otherwise bound by, any employment agreements with an employee of the Business.

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(c) During the ninety (90) day period immediately preceding the date of this Agreement, Seller has terminated involuntarily the employment of no more than five (5) individuals from employment in positions in which they were primarily engaged in the Business, excluding individuals who were “part-time employees” of the Seller within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101(a)(8) and applicable regulations at 20 C.F.R. § 639.3(h). Seller shall be responsible for any failure to provide any notice required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. and/or the New York Worker Adjustment and Retraining Notification Act, N.Y. Lab. Law Art. 25-A (together, the “WARN Acts”) if Seller triggers the obligation to provide such notice by taking employment actions before the Closing Date. Buyer shall be responsible for any failure to provide any notice required by either or both of the WARN Acts if Buyer triggers the obligation to provide such notice by taking employment actions on or after the Closing Date. For these purposes, employment actions by Buyer include without limitation any failure to offer employment to Business Employees (as defined in Section 5.5(a)) on or after the Closing Date.

4.15 Material Contracts.

(a) Except as set forth on Section 4.15 of the Seller Disclosure Schedule of this Agreement, as of the date of this Agreement, with respect to the Business, Seller is not a party to or bound by any contract:

(i) that would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) containing covenants binding upon Seller that restrict the ability of Seller to cause the Business to compete in any business or geographic area that, following the Closing, would apply to Buyer and its Subsidiaries;

(iii) involving the payment or receipt of more than $75,000 in fees or other amounts per year in the aggregate, in each case calculated based upon the revenues or income of the Business or income or revenues related to any product of the Business;

(iv) with any Affiliate;

(v) containing any standstill or similar agreement pursuant to which Seller has agreed not to acquire assets or securities of another Person that, following the Closing, would apply to Buyer and its Subsidiaries;

(vi) providing for indemnification by Seller of any Person, except for contracts entered into in the ordinary course of the Business that, following the Closing, would apply to Buyer and its Subsidiaries; or

(vii) forming part of the Purchased Assets (except as described on Schedule 2.1) or Assumed Liabilities (except as described on Schedule 2.3), in each case involving the payment or receipt of more than $75,000 in fees or other amounts per year.

Each such contract described in clauses (i) through (vii) and those set forth in Schedules 2.1 and 2.3 including exhibits thereto are collectively referred to herein as “Material Contracts.”

(b) Seller has made available or delivered to Buyer a correct and complete copy of each Material Contract, as amended to date. Each of the Material Contracts is valid and binding on

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Seller and, to Seller’s knowledge, each other party thereto, and is in full force and effect. Each Material Contract is enforceable against the Seller in accordance with its terms and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of transactions contemplated by this Agreement, except as set forth in Section 4.3 or 4.15 of the Seller Disclosure Schedule. To Seller’s knowledge, no party to a Material Contract is in breach or default under the terms of any Material Contract, and no event has occurred that with the lapse of time or the giving of notice will constitute a breach or default, or permit termination, modification, or acceleration under any Material Contract. To the Seller’s knowledge, no party has repudiated in writing any provision of any Material Contract.

4.16 Properties.

(a) Seller does not own any real property. Section 4.16(a) of the Seller Disclosure Schedule lists all real property leased or subleased to or by Seller in connection with the Business.

(b) Seller, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property (other than the Excluded Assets) leased by Seller as now used, possessed and controlled by Seller, as applicable, in connection with the Business. All such personal property is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it is currently used.

4.17 Environmental Liability. With respect to the Business, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Business of any Liability arising under any Environmental Law, including without limitation, common law or under any foreign, local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of Seller, threatened against the Business. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material Liability. Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material Liability with respect to the foregoing. Seller has complied with all applicable Environmental Laws.

4.18 State Takeover Laws. The board of directors of Seller has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws and regulations of any Governmental Authority will not apply to this Agreement or any of the transactions contemplated hereby, subject to the accuracy of the representations and warranties set forth in Section 3.7 hereof.

4.19 Intellectual Property.

(a) Section 4.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by, or to which Seller has an exclusive license and which are used in the Business (“Business Patents”); (ii) registered or material unregistered Marks owned by, or to which Seller has an exclusive license and used in the Business (“Business Marks”); (iii) registered Copyrights owned by, or to which Seller has an exclusive license and which are used in the Business (“Business Copyrights”); (iv) Software, owned by, or in which Seller has an exclusive license and used in the Business (“Business Software”); (v) Business IT Assets; and (vi) Domain Names owned by, or to which Seller has an exclusive license and which are used in the Business (“Business Domain Names”).

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(b) Except as set forth in Section 4.19(b) of the Seller Disclosure Schedule:

(i) Seller owns the Business Intellectual Property Assets listed on Section 4.19(a) of the Seller Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances;

(ii) Seller has the valid right to use the Business Intellectual Property Assets in the ordinary course of the Business as currently conducted, and there are no other Intellectual Property Assets that are material to the conduct of the Business;

(iii) all Business Patents, Business Marks and Business Copyrights that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(iv) as of the date hereof, there are no pending, or, to the knowledge of Seller, threatened material claims against Seller alleging that the operation of the Business or any of the Intellectual Property Assets infringes the rights of any third party in any Intellectual Property Assets (including any written claim that the Seller must license or refrain from using any Intellectual Property Assets rights of any third party) and, to the knowledge of the Seller, the conduct of the Business as currently conducted and the use of the Business Intellectual Property Assets as currently used do not infringe or misappropriate the Intellectual Property Assets of any third party;

(v) to the knowledge of Seller, each of the Business Intellectual Property Assets is valid and enforceable and Seller does not have knowledge of any written allegations that any of the Business Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former Business Employee owns any rights in or to any of the Business Intellectual Property Assets;

(vii) to the knowledge of Seller, there is no infringement by a third party of any of the Business Intellectual Property Assets and the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Business Intellectual Property Assets; and Seller has taken reasonable security measures to protect the confidentiality of all Trade Secrets owned by Seller and used by Seller in the operation of the Business (the “Business Trade Secrets”), and each Seller employee who has access to any Business Trade Secret is bound by a non-disclosure or comparable agreement that adequately protects Seller’s proprietary interests in and to any such Business Trade Secret.

(c) For purposes of this Agreement,

(i) “Intellectual Property Assets” means all Patents, Marks, Copyrights, Trade Secrets, Software and Domain Names.

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(ii) For purposes of this Agreement, “Business Intellectual Property Assets” means all Intellectual Property Assets owned by or to which Seller has an exclusive license and which are used by Seller in the Business. For purposes of this Agreement, the term “Business Intellectual Property Assets” includes, without limitation, Business Patents, Business Marks, Business Copyrights, Business Trade Secrets, Business Software, and Business Domain Names.

(d) Section 4.19(d) of the Seller Disclosure Schedule identifies all Business IP Agreements other than (i) customer agreements entered into in the ordinary course of business and (ii) commercially available off the shelf computer software licensed pursuant to shrink wrap or click wrap licenses that are not material to the Business. Seller is not and, to the knowledge of Seller, no other party to any Business IP Agreement is in breach or default thereof (including with respect to any exclusivity provisions thereof) and no event has occurred that with or without notice or lapse of time would constitute a breach or default thereof (including with respect to any exclusivity provisions thereof) or permit termination, modification or acceleration thereunder. Except as set forth on Section 4.19(d) of the Seller Disclosure Schedule, Seller has no obligation to compensate any Person for the use of any Business Intellectual Property Assets nor has Seller granted to any Person any license, option or other rights to use in any manner any of the Business Intellectual Property Assets, whether requiring the payment of royalties or not.

(e) The Business Software does not contain any viruses, worms, trojan horses and other material known contaminants that are designed to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, nor does the Seller have knowledge of any specific material bugs, errors or problems contained in the Business Software which would cause it to operate other than in accordance with its documented specifications. The Seller does not warrant that operation of the Business Software will be uninterrupted and/or error free. Except as set forth on Section 4.19(e) of the Seller Disclosure Schedule, the Business Software does not incorporate any GNU or “open” source code or object code used pursuant to a license which requires disclosure of any source code of the Business Software. No rights in the Business Software have been transferred to any third party except to the customers of the Business to whom Seller has licensed such Business Software in the ordinary course of business.

(f) Except as set forth in Section 4.19(f) of the Seller Disclosure Schedule, Seller does not have any obligation owing to any third party to maintain, modify, improve or upgrade any of the Business Software. Except as set forth in Section 4.19(f) of the Seller Disclosure Schedule, Seller has not disclosed the source code for any Business Software to any Person nor has Seller granted to any Person the right to use such source code.

(g) The Business IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement. Seller has implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the Business IT Assets or otherwise significantly adversely affect such Business IT Assets’ functionality. Except as set forth in Section 4.19(g) of the Seller Disclosure Schedule, to the knowledge of Seller, no Person has gained unauthorized access to the Business IT Assets.

(h) Seller owns, or has a valid right or license to use, all of the content incorporated into or included as part of the Business Website(s).

(i) Seller has posted a privacy policy governing Seller’s use of data, and disclaimers of liability on the Business Website(s), and Seller has complied with such privacy policies in all

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material respects. Seller has taken reasonable steps in accordance with normal industry practice to secure the Business Website(s) and data, and any portion thereof, from unauthorized access or use by any Person.

4.20 Disclosure. Seller has provided Buyer with all of the information that Buyer has requested for deciding whether to purchase the Purchased Assets and to assume the Assumed Liabilities and all material information that Seller believes is necessary to enable Buyer to make such a decision on whether or not to buy the Purchased Assets and assume the Assumed Liabilities. No representation or warranty or other statement made by Seller in this Agreement, the schedules and exhibits hereto, the other transaction documents and any written certificates furnished to Buyer at Closing, contains any untrue statement of material fact or omits to state the material fact necessary in order to make any of them, in light of the circumstances in which it was made, not misleading.

4.21 Definition of Seller’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Seller,” “to Seller’s knowledge” or any similar phrases mean the actual and the constructive or imputed knowledge of the Key Employees.

4.22 Specified Customers. Section 4.22 of the Seller Disclosure Schedule sets forth the names and addresses of the eleven (11) most significant customers (by revenue) of the Business for calendar year 2008 (each a “Significant Customer”) and the amount for which each such Customer was invoiced during such period. To Seller’s knowledge, no Significant Customer has ceased, or intends to cease, to use the services and products of the Business, or has substantially reduced, or intends to substantially reduce, the use of such services or products at any time.

4.23 Notes and Accounts Receivable. All notes and accounts receivable of the Business are reflected properly on the books and records of the Business, are valid receivables and subject to no set offs or counterclaims, are current and collectible and represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Such notes and accounts receivable are and will be collected in full. Seller has not factored, sold, transferred or assigned, any right under, any of these notes and accounts receivable. Section 4.23 of the Seller Disclosure Schedule sets forth the terms of any cash discount or customer rebate programs applicable to such notes and accounts receivable.

4.24 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Seller which in any manner affect the Business.

4.25 Insurance. Section 4.25 of the Seller Disclosure Schedule identifies each insurance policy (including policies providing errors and omissions, property, casualty, liability, and workman’s compensation coverage and bond and surety arrangements) to which Seller is a party, and named insured, or otherwise beneficiary of coverage which in any manner is related to the Business. Section 4.25 of the Seller Disclosure Schedule sets forth, with respect to each policy: (a) the name of the insurer and the name of the policy holder; (b) the scope and amount of coverage; (c) whether the policy was provided on a primary, excess umbrella or other basis; and (d) any indication whether such policy is on a “claims made” or “occurrence” basis.

4.26 Product Warranty. To the extent related to the Business, no product sold, licensed or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or license contained in the agreement relating to any such product.

4.27 Product Liability. Solely related to the Business, Seller does not have any product liability, and to the knowledge of Seller, there is no Basis for any present or future action, suit,

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proceeding, hearing, investigation, charge, complaint, claim or demand against Seller and related to the Business giving rights to any product liability arising out of ownership, possession or use of any product sold or licensed or delivered by Seller; provided, however, that nothing contained in this Section 4.27 shall be deemed to expand or otherwise modify the representations contained in Section 4.19.

4.28 Ethical Practices. Except as permitted by law, and applicable rules and regulations, neither Seller nor any employee of Seller has offered or given, offered to give, directly or indirectly, on Seller’s behalf, anything of value to: (i) any school district, customer or client of the Business, any official of a governmental entity, any political party or official thereof, or any candidate for political office; (ii) any member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function, for the benefit of the Business; (y) inducing such Person to use such Person’s influence with any school district, customer or client of the Business, government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person for the benefit of the Business; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist a Seller in obtaining or retaining business for, or with, or directing business to, any Person for the benefit of the Business.

4.29 Solvency.

(a) Seller is not insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its business. (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms as well as other obligations of Seller. Following the Closing, the cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.30 Transactions with Affiliates. Except as set forth in Section 4.30 of the Seller Disclosure Schedule and arrangements among employees of the Company, there are no agreements between the Company and its Affiliates that relate to the Business.

ARTICLE V - ADDITIONAL AGREEMENTS

5.1 Conduct of Business Pending the Closing. At all times from the execution of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by law or as contemplated elsewhere in this Agreement, Seller shall use its commercially reasonable efforts to operate the Business in all material respects in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and to use commercially reasonable efforts to preserve substantially intact the Business and the goodwill of the Business. Furthermore, with respect to the Business, Seller agrees not to take any of the following actions (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent Buyer shall consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) sell, lease, license or otherwise dispose of any of the Purchased Assets or (ii) mortgage or pledge any of the Purchased Assets or subject any of the Purchased Assets to any Encumbrance (other than a Permitted Encumbrance), other than, in the case of clause (i), in the Ordinary Course of Business;

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(b) enter into or amend any Purchased Contract other than in the Ordinary Course of Business;

(c) except as required pursuant to new contracts entered into in the Ordinary Course of Business, make or commit to make capital expenditures or incur long term indebtedness, in each case, relating to the Business and in excess of $50,000;

(d) settle or compromise any litigation or other disputes relating to the Business (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $200,000, excluding any amounts that may be paid under existing insurance policies;

(e) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller;

(f) enter into or amend any contract relating to or affecting the Business that obligates the Business or Buyer to provide services or products with a price in excess of $50,000 or purchase products or services with a price in excess of $25,000 individually or $50,000 in the aggregate, in all cases other than in the Ordinary Course of Business;

(g) directly or indirectly, increase the compensation payable or to become payable by Seller to any of its independent contractors, employees, officers or directors in any way related to the Business;

(h) alter in any respect the manner of keeping its books of account or records or the accounting practices reflected therein in connection with the conduct of the Business (including the establishment or maintenance of reserves), make or change any accounting election, change any annual accounting period, or adopt or change any accounting method, in all cases except as required by GAAP;

(i) cause or allow to occur any material change in the manner in which Seller conducts the Business;

(j) take any action not consistent in all material respects with the past practices of the Seller or the Business in the ordinary course consistent with past practice (other than settlement of pending litigations); or

(k) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

5.2 Advice of Changes. Seller and Buyer shall promptly give written notice to the other party upon becoming aware of any event, development, change, or occurrence having a Business Material

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Adverse Effect or Buyer Material Adverse Effect, respectively, or which it believes would reasonably be likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms and conditions hereof, Seller and Buyer shall use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other submissions, in each case as required of such party by applicable law, with respect to this Agreement under (A) the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including, without limitation, if requested by the other party, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective reasonable best efforts to furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 5.3(a) shall modify or affect their respective rights and responsibilities under Section 5.3(b).

(b) Each of Seller and Buyer shall give any notices to third parties, and use their reasonable best efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Business Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Closing, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 5.3.

(c) Subject to applicable law and as required by any Governmental Authority, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 5.3, including promptly furnishing the other with copies of

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notices or other material communications received by Buyer or Seller, as the case may be from any third party and/or Governmental Authority with respect to the transactions contemplated hereby. Neither Seller nor Buyer shall permit any Representative to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

5.4 Access to Information. Seller and Buyer shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or the Business prior to the Closing. After the Closing Date, where there is a Legitimate Business Purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or the Business prior to the Closing, and the other party and its Representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party and all confidential information of the other party shall be treated as confidential and shall not be disclosed to any other Person except as may be reasonably required for Legitimate Business Purposes. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

5.5 Employment and Benefit Matters.

(a) Schedule 5.5(a) sets forth, as of the date of this Agreement, a list of individuals employed by Seller that are primarily engaged in the Business (the individuals set forth on such schedule are each a “Business Employee” and are collectively referred to as the “Business Employees”). Seller shall use its commercially reasonable efforts to assist Buyer in Buyer’s process of interviewing and offering employment to the Business Employees as new employees of Buyer, as to those Business Employees that Buyer desires to hire (collectively, the “Prospective Buyer Employees”), each as set forth on Schedule 5.5(a). Buyer may but is not obligated to hire Business Employees. Any Prospective Buyer Employee who is offered employment by Buyer and who accepts Buyer’s offer of employment and commences employment with Buyer shall be referred to, individually, as a “Hired Employee” and, collectively, as the “Hired Employees.” Upon the Closing and effective as of the Closing Date, Seller shall, at Seller’s cost, terminate the employment of all Hired Employees with Seller that are commencing employment with Buyer. Buyer shall offer employment to all Prospective Buyer Employees to commence immediately upon the termination of such employees’ employment with Seller. All Prospective Buyer Employees shall be offered employment on an “at-will” basis, unless otherwise provided by Buyer. All such offers shall also be subject to Buyer’s standard policies and procedures applicable to new hires. Seller shall not take any action to impede, hinder, interfere, or otherwise compete with Buyer’s efforts to hire any such employee. Except to the extent in violation of applicable law, Seller shall furnish to Buyer before the Closing Date the following information concerning all then-currently employed Business Employees: initial employment date, job title, I-9s, base salary and total bonuses and commissions paid in the twelve (12) months preceding the Closing Date. Seller shall also provide Buyer prior to Closing with access to speak with employee supervisors.

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(b) Buyer shall provide each Hired Employee with employee benefits on the same terms, including without limitation eligibility, as it provides employee benefits to other similarly situated employees of Buyer.

(c) Seller shall be liable for the administration and payment of any and all claims including but not limited to all workers’ compensation and health and welfare liabilities and benefits (including liabilities arising out of the termination of employment of any Business Employee) with respect to any Hired Employees to the extent resulting from claims arising and accruing prior the Closing Date. Buyer shall be liable for the administration and payment of all workers’ compensation and health and welfare liabilities and benefits (including liabilities arising out of the termination of employment of any Business Employee) with respect to Hired Employees to the extent resulting from claims accruing and arising on or after the Closing Date.

(d) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to undertake a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and therefore may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such employees.

5.6 Taxes.

(a) Buyer and Seller shall each pay half of all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by law on Seller or Buyer. In each case, the party required under applicable law to make any filing with respect to any such Taxes shall file the necessary documentation and Tax Returns. Upon the request of the other party, the party making any such filing shall furnish to the other party proof of such filing (and payment).

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them, and any additional amount owing to any taxing authority shall be paid by the party owing that amount pursuant to the terms of this provision.

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(c) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

5.7 Additional Agreements. Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement. Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement, including, with respect to Seller, executing confirmations of assignment, copyright applications, or other written instruments as Buyer may reasonably request in order for Buyer to obtain, record and maintain registrations for the Business Intellectual Property Assets, including the Assignment of Copyrights and Trademark Assignment attached hereto as Exhibit I-1 and I-2, respectively.

5.8 Publicity. Buyer and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

5.9 Employee Assignments. To the extent assignable with no further action on the part of Seller or any third party, Seller hereby assigns to Buyer, effective as of the Closing Date, all of Seller’s rights in and under any agreements between the Seller on the one hand and the Business Employees, former employees, independent contractors or former independent contractors on the other hand to the extent (and only to the extent) that such rights relate to the Business.

5.10 Injunction. Seller hereby covenants and agrees that it will not consent to an injunction which relates to the Townsend litigation described on Section 4.7 of the Seller Disclosure Schedule or any other litigation that may be brought against Seller or Buyer, if any, arising from the same or similar facts occurring prior to Closing without the prior written consent of the Buyer.

ARTICLE VI - CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing if permissible under applicable law) at or prior to the Closing of the following conditions:

(a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

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(b) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the transactions contemplated hereby.

6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement that are qualified as to “materiality” or “Business Material Adverse Effect” or similar terms set forth therein shall be true and correct in all respects, and all other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date). Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(c) No Business Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been a Business Material Adverse Effect.

(d) Release of Encumbrances. Seller shall have caused all Encumbrances on the Purchased Assets, except for Permitted Encumbrances, to be released and terminated as of the Closing.

(e) License Agreements. Seller shall have entered into the License Agreements, the form of which are attached hereto as Exhibit B-1 and Exhibit B-2.

(f) Transitional Services Agreement. Buyer shall have entered into a Transitional Services Agreement in form and substance reasonably satisfactory to such party in accordance with the terms of Exhibit C attached hereto.

(g) Consents. The consents set forth on Schedule 6.2(g) shall have been obtained.

(h) Good Standing. Seller shall deliver to Buyer a long form good standing certificate certified by the Secretary of State of the State of Delaware.

(i) Opinion. Buyer shall have received the legal opinion of Goodwin Procter LLP the form of which is attached hereto as Exhibit D.

(j) Lender Consent. Buyer shall have obtained sufficient financing from its lender to consummate the transactions contemplated by this Agreement.

(k) Noncompete. Seller shall have entered into the Non-Competition, Non-Solicitation and Confidentiality Agreement, the form of which is attached hereto as Exhibit F (the “Noncompetition Agreement”).

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(l) Employee Offers. The employees set forth on Exhibit G shall have executed offer letters for employment with the Buyer in the form and substance reasonably acceptable to Buyer.

(m) Bank Amendment. Seller shall have entered into Amendment No. 1 to Credit Agreement, substantially in the form attached hereto as Exhibit H, which gives the Buyer the benefit of Section 6.2(b) of such Amendment No. 1 to Credit Agreement.

(n) IP Assignments. Seller shall have entered into the Assignment of Copyrights and Trademark Assignment, attached hereto as Exhibit I-1 and I-2, respectively.

6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” or similar terms set forth therein shall be true and correct in all respects, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date). Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

(c) License Agreements. Buyer shall have entered into the License Agreements.

(d) Transition Services Agreement. Seller shall have entered into a Transitional Services Agreement in form and substance reasonably satisfactory to such party in accordance with the terms of Exhibit C attached hereto.

6.4 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VII - INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing and shall continue in effect until the eighteen (18) month anniversary of the Closing Date, except (i) that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.11 and 4.19 shall survive until the third anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 4.4 shall survive until the second anniversary of the Closing Date, (iii) the representations and warranties set forth in Sections 4.12, 4.13, 4.17 and 4.28 shall survive until the expiration of the applicable statute of limitations with respect to such matters (and any extensions thereof) and (iv) as to the breach of any representation or warranty with respect to which a claim is submitted in writing by a Buyer Indemnitee (as defined herein) or a Seller Indemnitee (as defined

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herein) within such period and identified as a claim for indemnification pursuant to this Agreement or any other Transaction Related Document, in which case such representation and warranty shall survive until the claim is resolved. Notwithstanding anything to the contrary contained in this Agreement, (A) the obligation of Seller to indemnify any Buyer Indemnitee for (I) Excluded Liabilities under Section 7.2(c) or (II) Losses arising out of or resulting from any fraud or intentional misrepresentation and (B) the obligation of Buyer to indemnify any Seller Indemnitee for (I) Assumed Liabilities under Section 7.4(c) or (II) for Losses arising out of or resulting from any fraud or intentional misrepresentation, shall survive indefinitely and shall not be limited by any applicable statute of limitations. Notwithstanding the right of Buyer to investigate the Business, assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Seller in this Agreement. Seller and Buyer acknowledge and agree that the representations and warranties made hereunder by Seller are bargained for assurances.

7.2 Indemnification by Seller. Seller shall indemnify Buyer, and its officers, directors, agents, Affiliates, representatives, successors and assigns (“Buyer Indemnitees”) for, any and all direct or indirect claims, suits, Actions, proceedings, liabilities, obligations, judgments, fines, penalties, claims, losses, lost profits, diminution in value, damages, costs and expenses of any kind (including, without limitation, the reasonable and documented fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Buyer Indemnitee shall be designated a party thereto), together with any and all reasonable and documented costs and expenses associated with the investigation of the same (provided that, with respect to costs of investigation in the case of a third party claim, Buyer shall have provided Seller with written notice of such claim in accordance with Section 7.5 and Seller has elected not to defend the same) and/or the enforcement of the provisions hereof and thereof (collectively, “Losses”), which may be incurred by such Buyer Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Seller in this Agreement or in any Transaction Related Document as of the date hereof and as of the Closing Date during the survival periods set forth in Section 7.1;

(b) the breach of any agreement, covenant or obligation of Seller contained in this Agreement or in any Transaction Related Document;

(c) any Excluded Liabilities;

(d) any fraud or intentional misrepresentation;

(e) any Liability incurred by Buyer or its respective Affiliates to pay any fee or commission to any broker, findor, investment banker or other intermediary acting on behalf of Seller in connection with the transactions contemplated by this Agreement; and

(f) any misrepresentation made by Seller in this Agreement or in any Transaction Related Document;

in the case of each of (a) through (f) whether or not the Loss arises from a third party claim.

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7.3 Limits on Indemnification.

(a) Other than with respect to any indemnification claim made with respect to Losses arising from a claim, action or proceeding related to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.11, or any claim for fraud or intentional misrepresentation, or any claim for payment obligations under Section 2.5, for all of which the limitations set forth in this Section 7.3 do not apply, no claim for indemnification shall be brought under Section 7.2 unless the aggregate amount of all Losses under Section 7.2 are greater than $100,000 (the “Minimum Basket”) at which time Seller shall be liable for all indemnity claims made by Buyer Indemnities for the full amount of all Losses in excess of such Minimum Basket. No claim for indemnification shall be brought under Section 7.4 unless the aggregate amount of all Losses for which indemnification may be sought under Section 7.4 exceeds the Minimum Basket and Buyer shall be liable for all such indemnity claims made by a Seller Indemnitee for the full amount of all Losses in excess of the Minimum Basket.

(b) Notwithstanding any provision of this Agreement to the contrary and except for fraud or intentional misrepresentation and Losses arising out of the Excluded Liabilities, the Buyer Indemnitees shall not be entitled to seek indemnification pursuant to this Article VII for any Losses in excess of $7,125,000 in the aggregate (the “Indemnification Cap”).

(c) In the event that an insurance or other recovery is made by any Indemnitee (as defined herein) with respect to any Loss for which any such Indemnitee has already been indemnified and paid hereunder or paid pursuant to a suit, action or proceeding pursuant to Section 7.7 hereof, then a payment equal to the aggregate amount of the recovery (net of all direct collection expenses, the Minimum Basket and related insurance premiums) shall be made promptly to the Indemnitor; provided, however, that the parties acknowledge that neither party has any obligation to obtain insurance (or assign any insurance policy that is already in existence).

(d) Except for Losses recovered by a third party under this Article VII, no party shall be liable to any other party for any punitive or exemplary damages, unless such Losses result from a claim based on fraud or intentional misrepresentation.

(e) Any Loss for which any Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

7.4 Indemnification by Buyer. Buyer shall indemnify, after the Closing Date but prior to the expiration of the applicable survival period set forth in Section 7.1, Seller and its officers, directors, agents, Affiliates, representatives, successors and assigns (each, a “Seller Indemnitee” and together with the Buyer Indemnitees, the “Indemnitees”) for any and all Losses which may be incurred by such Seller Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Related Document as of the date hereof and as of the Closing Date during the survival period set forth in Section 7.1.

(b) the breach of any agreement, covenant or obligation of Buyer contained in this Agreement or in any Transaction Related Document;

(c) any Assumed Liability;

(d) any fraud or intentional misrepresentation;

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(e) any Liability incurred by Seller or its respective Affiliates to pay any fee or commission to any broker, findor, investment banker or other intermediary acting on behalf of Buyer in connection with the transactions contemplated by this Agreement; and

(f) any misrepresentation made by Buyer in this Agreement or in any Transaction Related Document;

in the case of each of (a) through (f) whether or not the Loss arises from a third party claim.

7.5 Defense Against Claims by Third Parties. If any Indemnitee shall receive notice of any third party claim, suit, arbitration or other legal proceeding giving rise to indemnity under this Agreement, the Indemnitee shall give the party from whom indemnification is sought (the “Indemnitor”) prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Article VII, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure. The Indemnitor may, but shall not be obligated to, upon prompt written notice furnished to the Indemnitee, assume the defense of any such claim, suit, arbitration or other proceeding, with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor acknowledges to the Indemnitee in writing its obligations to indemnify the Indemnitee. If the Indemnitor furnishes such written acknowledgment and assumes the defense of any such claim, the Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Neither Seller, nor the Indemnitee shall settle or compromise any claim by a third party without the prior written consent of the other party (which shall not be unreasonably withheld) provided, that, notwithstanding the foregoing, the Indemnitee shall be entitled to withhold its written consent to any settlement or compromise offers that would either impose a restriction or burden on the operation of the Business after the date of such settlement or compromise or not release the Indemnitee from all liability upon the execution of any such settlement or compromise. If the Indemnitor does not assume the defense of any such claim, suit, arbitration or other proceeding as provided above, (i) the Indemnitee may defend against the same with counsel reasonably satisfactory to the Indemnitor, in such manner as the Indemnitee may deem appropriate including, without limitation, settling such matter provided that such settlement shall be subject to the Indemnitor’s prior written consent, and (ii) the Indemnitor shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

7.6 Right of Offset. If any Buyer Indemnitee has any judgment against Seller hereunder or under any Transaction Related Document, whether for indemnification, breach of agreement or otherwise, or if Seller and Buyer mutually agree in writing that Seller owes Buyer any amounts hereunder, then Buyer may offset such amount against any amounts owed to Seller.

7.7 Remedies. If any party brings any suit or action against any other party relating to this Agreement or the transactions contemplated hereby based on a cause of action other than indemnification, including, without limitation, breach of contract, the relief available to such party shall (a) be subject to the Minimum Basket, except for Losses arising from a claim, suit, action or proceeding related to breaches of representations and warranties contained in Section 4.1, 4.2, 4.3, 4.4 and 4.11, or any claim for fraud or intentional misrepresentation; (b) except for claims arising from fraud or intentional misrepresentation and Losses arising out of Excluded Liabilities, be limited to a maximum of the Indemnification Cap; (c) except for Losses recovered by a third party under this Article VII, not include any punitive or exemplary damages, unless such Losses result from a claim based on fraud or intentional misrepresentation; and (d) be determined without duplication of recovery by reason of the state of facts, giving rise to such Loss, constituting the breach of more than one representation, warranty, covenant or agreement.

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7.8 Attorney Fees. In the event any litigation arises out of or in connection with this Agreement, the prevailing party in such litigation will be entitled to recover from the other party to such litigation all reasonable attorneys’ fees, expenses and litigation costs, including those associated with any appellate or post-judgment collection proceeding.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted;

(c) by either Buyer or Seller if the Closing shall not have occurred on or before March 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the transactions contemplated hereby has been a principal cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or before such date.

(d) by Buyer, in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 6.2(a) or (b), and (ii) cannot be cured by the Termination Date; provided, however, that Buyer shall have given at least seven (7) days prior written notice and Seller shall have failed to remedy such breach and Buyer is not in willful and material breach of any representation, warranty or covenant contained in this Agreement; or

(e) by Seller, in the event of a material breach by Buyer of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Buyer shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 6.3(a) or (b), and (ii) cannot be cured by the Termination Date; provided, however, that Seller shall have given at least seven (7) days prior written notice and Buyer shall have failed to remedy such breach and Seller is not in willful and material breach of any representation, warranty or covenant in this Agreement.

8.2 Effects of Termination. In the event of a termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Buyer, Seller or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 5.4 (Access to Information), 5.8 (Publicity), 8.2 (Effects of Termination), 9.1 (Expenses) and 9.6 (Governing Law; Jurisdiction and Venue) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, neither Buyer nor Seller shall be relieved or released from any Liabilities (which the parties acknowledge and agree shall not be limited to

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reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of fraud or willful breach of any provision of this Agreement or any other agreement delivered in connection herewith. For the avoidance of doubt, the parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance pursuant to Section 9.9.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX - MISCELLANEOUS

9.1 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by internationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail, airmail if the party is outside the U.S. (return receipt requested) or sent by facsimile transmission (providing confirmation of transmission) or by electronic mail (providing confirmation of receipt) addressed as follows:

(a)	If to Buyer, to:

Core Education and Consulting Solutions, Inc.

3 Ravinia Drive,

Suite 1900,

Atlanta, GA 30346

Facsimile No.: (770) 234-5327

Email Address: siyer@coreecs.com

Attention: Mr. Shekhar Iyer, President

(b)	with required copies to (which shall not constitute notice hereunder):

Greenberg Traurig LLP

200 Park Avenue

New York, NY 10166

Facsimile No.: (212) 801-6400

Email Address: khannar@gtlaw.com

Attention: Rajiv Khanna, Esq.

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(c)	If to Seller, to:

The Princeton Review, Inc.

111 Speen Street

Framingham, MA 01701

Facsimile No.: (508) 663-5115

Email Address: nwinneg@review.com

Attn: General Counsel

(d)	with required copies to (which shall not constitute notice hereunder):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Facsimile No.: (617) 523-1231

Email Address: jmutkoski@goodwinprocter.com

and lperez-deisboeck@goodwinprocter.com

Attention: John M. Mutkoski, Esq.

                 Lizette M. Perez-Deisboeck, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided that any notice received by facsimile transmission, electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.3 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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9.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of Buyer and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may also be made on such party by prepaid certified mail (or airmail if the party is outside of the United States) with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to the process above shall have the same legal force and effect as if served upon such party personally with the State of New York.

9.7 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.8 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that either Seller or Buyer can assign a security interest in this Agreement to its respective lender; provided, further, Buyer may assign this Agreement or any part thereof to one or more Affiliates as long as it guarantees the payment Net Working Capital Price Adjustment, if any, due from Buyer to Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, (a) Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement or any agreement referenced herein, in addition to any other remedy to which such party is entitled at law or in equity and (b) Seller shall be entitled to seek an injunction or injunctions, without the posting of any bond, to enforce specifically the terms and provisions of this Agreement or any agreement referenced herein, to prevent breaches of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

9.10 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

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9.11 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each party certifies and acknowledges that (i) it understands and has considered the implications of waivers in Section 9.11(a) hereof, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers in Section 9.11 hereof.

[Remainder of Page has Been Intentionally Left Blank]

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Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

CORE EDUCATION AND CONSULTING SOLUTIONS, INC.

By:	/s/ Prakash Gupta
Name:	Prakash Gupta
Title:	CEO

THE PRINCETON REVIEW, INC.

By:	/s/ Michael J. Perik
Name:	Michael J. Perik
Title:	President and Chief Executive Officer